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                                                                     EXHIBIT 6.3
                           NON-COMPETITION AGREEMENT
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     THIS NON-COMPETITION AGREEMENT ("Agreement") is dated as of the last day of
March, 2000, between AKON PLASTIC ENTERPRISES, INC., an Ohio corporation (the "Company"); and OURPET"S COMPANY and DR. STEVEN TSENGAS (collectively "the Seller").

     RECITALS

     A. Pursuant to the terms of a certain Asset Purchase Agreement (the "Asset Purchase Agreement") dated as of March 31, 2000 by and among the Seller and, AKON PLASTIC ENTERPRISES, INC., an Ohio corporation, (the "Company"), the Company has agreed to purchase substantially all of the Sanar assets and Sanar business from the Seller.

     B. Dr. Steven Tsengas is a shareholder of, and has heretofore been employed in a management capacity by the Seller. In such capacity, the Dr. Tsengas has gained valuable experience and expertise in the business operations of the Seller and has contributed to the commercial success of the Seller.

     C. As a condition for Company to enter into the Asset Purchase Agreement and the consummation of the transactions contemplated thereby (the "Closing"), Company has required that Seller execute this Agreement.

     D. In recognition of the foregoing and in order to otherwise ensure an effective transfer of the business and goodwill of the Seller to the Company and protect the interests of the Company in the assets and business acquired pursuant to the Asset Purchase Agreement, the Company desires to enter into this Agreement with the Seller.

     NOW, THEREFORE, the parties hereto, for valuable consideration the sufficiency of which is herein acknowledged and the covenants herein contained and intending to be legally bound hereby, agree as follows:

     Section 1.  Definitions.  Unless otherwise defined in this Agreement, all
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capitalized terms used herein shall have the meaning assigned to them in the
Asset Purchase Agreement. As used in this Agreement, the following terms shall have the following respective meanings:

     "Company Affiliate" shall mean any Person which directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with, the Company. For the purposes of this Agreement, "control" when used with respect to any specified entity means the legal power to direct the management and policies of such entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings relative to the foregoing.

     "Competitive Activity or Business" shall mean any activity or business involving (A) the
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manufacture, processing, sale or distribution of blow molded plastics in any manner or any market during the term of this Agreement, which compete with any business operations of the Company or any Company Affiliate engaged in the above described business of blow molded plastics, or (B) the supply, procurement, sourcing or purchase of raw material for use in the manufacture or processing of blow molded plastics in a manner which impairs the ability of the Company or any Company Affiliate to secure adequate supplies of raw material.

     "Customer" shall mean any person with whom the Company or the Seller has a contract or purchase order pursuant to which the Company or Seller has shipped goods within the previous 60-month period, provided services within the previous 60-month period, or has received an order to produce goods within the previous 60-month period. Upon written request by Seller to the Company as to whether a particular Person is a Customer, the Company will notify the Seller whether that Person is a Customer as herein defined.

     "Person" shall mean any individual person, corporation, joint venture, partnership or other business entity.

     Section 2.  Covenant Not to Compete.
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     2.1.   Activities Prohibited.   Unless acting pursuant to the express
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written directions of the Board of Directors of the Company, the Seller agrees that it will not at any time for a period of five years after the signing of the Asset Purchase Agreement:

     2.1.1. Engage or participate, directly or indirectly, in any Competitive Activity or Business.

     2.1.2. Serve as, act as or be an employee, agent, consultant, representative, officer, director or investor (other than as an investor owning not more than 1% of the voting securities of any publicly-traded corporation) with or of, or receive any payment, directly or indirectly, in the way of remuneration from, any person, firm, company or other business entity, including, without limitation, an entity owned by a relative, which engages or becomes engaged in any Competitive Activity or Business.

     2.1.3. Attempt to induce or influence (a) any Customer or supplier of the Company to cease doing business with the Company for any reason or (b) any employee to leave the employ of the Company.

     2.2.   Reformation.   In the event that the provisions of Section 2.1
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should ever be deemed to exceed the time, geographic or other limitations permitted by applicable law, then such provisions shall be deemed reformed to the maximum limitations permitted by applicable law.

     2.3.   Injunctive Relief. Seller specifically acknowledges and agrees that
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any remedy at law for any breach of the provisions of Section 2.1 will be inadequate and that the Company, in addition to all other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage or any requirement to post any bond or other security therefor.
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     2.4.   Continued Effectiveness.  Seller acknowledges and agrees that,
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notwithstanding any other provision to the contrary contained herein, the provisions of this Section 2 shall survive the termination of this Agreement.

     Section 3.   Contents of Agreement, Parties in Interest, Assignment, etc.
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This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the parties hereto. This Agreement shall not be amended except by written instrument duly executed by the Company and Seller.

     Section 4.  Severability.  If any provision of this Agreement is held to be
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unenforceable, by reason of any rule of law or public policy, the enforceable provision which most nearly conforms to the unenforceable provision shall be deemed to be in effect between the parties, and all other provisions of this Agreement shall remain in full force and effect.

     Section 5.  Governing Law. This Agreement shall be construed and
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interpreted in accordance with the laws of the State of Ohio relating to contracts to be performed in the State of Ohio.

     Section 6.  Notices. All notices, requests, demands and other
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communications to be given under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third business day after mailing, if mailed to the party to whom notice is to be given, by certified or registered mail, return receipt requested, postage prepaid and properly addressed as follows:
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     If to the Company:

     Akon Plastic Enterprises, Inc.
     2377 Enterprise East Parkway
     Twinsburg, Ohio 44087
     Attn: David F. Harman

     With a copy to:

     Andrew R. Duff
     Amer Cunningham Brennan Co., L.P.A.
     159 South Main Street
     Akron, Ohio 44308

     If to Seller:
     OURPET'S COMPANY
     1300 East Street
     Fairport Harbor, Ohio 44077
     Attn: Steven Tsengas, President

     With a copy to:
     Seeley, Savidge & Ebbert
     800 Bank One Center
     600 Superior Avenue, East
     Cleveland, Ohio 44114-2655

     Section 7.  Counterparts.  This Agreement may be executed in any number of
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counterparts, each of which shall be deemed an original but all of which shall together constitute but one instrument, which may be sufficiently evidenced by any counterpart.

     The parties hereto have set their hands as of the day and year first above written.



                                    Akon Plastic Enterprises, Inc.

                                    /s/ David F. Harman. President
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                                    David F. Harman, President

                                    Ourpet's Company

                                    /s/ Steven Tsengas
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                                    Dr. Steven Tsengas
                                    /s/ Steven Tsengas
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